EX-21.1

Exhibit 21.1

SUBSIDIARIES OF EGPI FIRECREEK, INC.

M3 Lighting Inc., a Nevada corporation

South Atlantic Traffic Corporation, a Florida corporation

Energy Producers, Inc., a Nevada corporation

Redquartz LTD., a company formed and existing under the laws of the country of Ireland